Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Claros Mortgage Trust, Inc. of our report dated March 15, 2022 relating to the financial statements and financial statement schedules, which appears in Claros Mortgage Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Boston, MA

May 27, 2022